EXHIBIT 99.2

Immediate Release	26 May 2005

This announcement is not for release, publication or distribution in or into Canada, Australia or Japan.

Recommended Cash Offer
by
KPMG Corporate Finance
on behalf of the Offeror, a wholly owned indirect subsidiary of
Anixter International Inc.
and (in the United States) by the Offeror
for
Infast Group plc

The boards of Anixter and Infast are pleased to announce that they have reached agreement on the terms of a recommended cash offer to be made by KPMG Corporate Finance on behalf of the Offeror, a wholly owned indirect subsidiary of Anixter, (outside of the United States) and by the Offeror in the United States, to acquire the entire issued and to be issued ordinary share capital of Infast, a UK based group focused on inventory management services.

Summary of the Offer

•	The Offer will be 34 pence in cash for each Infast Share.

•	The Offer values the entire existing issued ordinary share capital of Infast at approximately £38.88 million.

•	The Offer Price represents a premium of approximately 49.5 per cent to the Closing Price of 22.75 pence per Infast Share on 12 April 2005 (being the last dealing day prior to the announcement by Infast that it had received an approach which may or may not lead to an offer for Infast).

•	Infast Shareholders will receive the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 irrespective of whether or when the Offer becomes unconditional in all respects. This dividend will be paid on 3 June 2005 to Infast Shareholders on the register at the close of business on 6 May 2005.

•	The Offeror and Anixter have received irrevocable undertakings and a non binding letter of intent to accept (or procure acceptance of) the Offer from certain Infast Shareholders in respect of a total of 67,116,162 Infast Shares representing approximately 58.70 per cent of the existing issued ordinary share capital of Infast.

Commenting on the Offer, Robert Grubbs, President and Chief Executive Officer of Anixter, said:

“The addition of the Infast operations to our existing OEM supply business is another significant step in positioning ourselves as a leader in the supply of fasteners and other small parts to original equipment manufacturers, service organisations and government support operations. The Infast customer base adds to and complements the existing base of multi-location and multi-national customers we service today. Once this transaction is complete we will have pro forma annual 2005 projected sales in this market of approximately $755 million.”

Commenting on the Offer, Graham Titcombe, Chairman of Infast, said:

“Our business has changed radically since the Infast Board initiated a restructuring of Infast in 2004. The Infast Group has now re-shaped itself to focus on inventory management services reflecting the changing needs of its customer base. We believe a combination of Infast and Anixter will enhance our ability to achieve our business goals more speedily than would have been the case as an independent company. The Offer from Anixter represents good value to Infast Shareholders and makes sound commercial and operational sense.”

This summary should be read in conjunction with the full text of the attached announcement.

Enquiries:

Anixter	Dennis Letham	Tel: +1 224 521 8601

KPMG Corporate Finance	Charles E Cattaneo	Tel: +44 (0) 121 232 3356

Buchanan Communications	Charles Ryland	Tel: +44 (0) 207 466 5000
	James Strong	Tel: +44 (0) 207 466 5000

Infast	Robert Sternick	Tel: +44 (0) 1452 880581
	John Kimber	Tel: +44 (0) 1452 880581

Williams de Broë	Jonathan Gray	Tel: +44 (0) 207 588 7511
	Tim Goodman	Tel: +44 (0) 121 609 9966

The HeadLand Consultancy	Howard Lee	Tel: +44 (0) 20 7036 0369

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the Financial Services Authority for investment business activities, is acting for Anixter and the Offeror as financial adviser in relation to the Offer and is not acting for any other person in relation to the Offer. KPMG Corporate Finance will not be responsible to anyone other than Anixter and the Offeror for providing the protections afforded to its clients or for providing advice in relation to the contents of this announcement or any transaction or arrangement referred to herein.

Williams de Broë, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Infast and for no one else in connection with the Offer and will not be responsible to anyone other than Infast for providing the protections afforded to clients of Williams de Broë or for giving advice in relation to the Offer or any transaction or arrangement referred to herein.

Under the provisions of Rule 8.3 of the City Code any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control relevant securities of Infast, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent or more of any class of securities of Infast is required to disclose, by not later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction, dealings in such securities of that company (or in any option in respect of, or derivative referenced to, any such securities) during the period to the First Closing Date, or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn.

Under the provisions of Rule 8.1 of the City Code, all dealings in relevant securities of Infast by the Offeror or Infast, or by any of their respective “associates” (within the meaning of the City Code) must also be disclosed. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 20 7638 0129; fax +44 20 7236 7013.

This announcement does not constitute an offer or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely pursuant to the Offer Document and the Form of Acceptance accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.

The full text of the conditions and certain further terms of the Offer set out in Appendix I to this announcement form part of and should be read in conjunction with this announcement.

Appendix II to this announcement provides details of additional information regarding the Offer including the basis of calculations and sources of certain information included in this announcement.

Appendix III to this announcement contains definitions of the terms used in this announcement.

The availability of the Offer to Infast Shareholders who are not resident in United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be set out in the Offer Document.

The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly from or within Canada, Australia, Japan or any such jurisdiction.

The Offer in the United States will be made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

This announcement may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act relating to the Offer, Anixter and Infast that are subject to risks and uncertainties, including those pertaining to the anticipated benefits to be realised from the proposed acquisition of Infast. The statements can be identified by the use of forward-looking terminology such as “believe,” “expects,” “prospects,” “estimated,” “should,” “may” or the negative thereof or other variations thereon or comparable terminology indicating Anixter’s expectations or beliefs concerning future events. Anixter cautions that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, a number of which are identified in this announcement. Other factors could also cause actual results to differ materially from expected results included in these statements. These factors include changes in supplier relationships, foreign political, economic and currency risks, risks associated with inventory, commodity price fluctuations and risks associated with the integration of recently acquired companies.

The members of the Anixter Offer Committee accept responsibility for the information contained in this announcement apart from the information in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act) for which the Infast Directors accept responsibility. Subject as aforesaid, to the best of the knowledge and belief of the members of the Anixter Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Offeror Directors, accept responsibility for the information contained in this announcement relating to the Offeror, the Offeror Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Offeror Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Infast Directors accept responsibility for the information contained in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Infast Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of Section 346 of the Act) for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Immediate Release	26 May 2005

This announcement is not for release, publication or distribution in or into Canada, Australia or Japan.

Recommended Cash Offer
by
KPMG Corporate Finance
on behalf of the Offeror, a wholly owned indirect subsidiary of
Anixter International Inc.
and (in the United States) by the Offeror
for
Infast Group plc

1. Introduction

The boards of Anixter and Infast are pleased to announce that they have reached agreement on the terms of a recommended cash offer to be made by KPMG Corporate Finance on behalf of the Offeror, a wholly owned indirect subsidiary of Anixter, (outside of the United States) and by the Offeror in the United States, to acquire the entire issued and to be issued ordinary share capital of Infast. The Offer values each Infast Share at 34 pence and Infast’s entire existing issued ordinary share capital at approximately £38.88 million.

The Infast Directors, who have been so advised by Williams de Broë, consider the terms of the Offer to be fair and reasonable so far as Infast Shareholders are concerned. In providing advice to the Infast Directors, Williams de Broë has taken account of the Infast Directors’ commercial assessments. Accordingly, the Infast Directors unanimously recommend that Infast Shareholders accept the Offer, as they have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings and the holdings of those persons connected with them comprising, in aggregate, 2,204,646 Infast Shares, representing 1.93 per cent of the entire existing issued ordinary share capital of Infast.

The Offeror and Anixter have received irrevocable undertakings and a non binding letter of intent to accept (or procure acceptance of) the Offer from certain Infast Shareholders in respect of a total of 67,116,162 Infast Shares representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast.

2. The Offer

On behalf of the Offeror, KPMG Corporate Finance (outside of the United States) and the Offeror in the United States, will offer to acquire, on the terms and subject to the conditions set out in Appendix I of this announcement and those to be set out in the Offer Document and (for Infast Shareholders who hold certificated Infast Shares) in the Form of Acceptance, the entire issued and to be issued ordinary share capital of Infast on the following basis:

for each Infast Share	34 pence in cash

The Offer values the entire existing issued ordinary share capital of Infast at approximately £38.88 million.

The Offer Price represents a premium of approximately:

•	49.5 per cent, to the Closing Price of 22.75 pence per Infast Share on 12 April 2005, the last Business Day prior to the date of the Initial Announcement;

•	59.0 per cent, to the average Closing Price of 21.38 pence per Infast Share during the three months ended 12 April 2005, the last Business Day prior to the date of the Initial Announcement; and

•	66.3 per cent, to the average Closing Price of 20.45 pence per Infast Share during the 52 weeks ended 12 April 2005, the last Business Day prior to the date of the Initial Announcement.

The Infast Shares will be acquired by or on behalf of the Offeror fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 26 May 2005 (other than the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 which was announced on 3 March 2005 in the preliminary statement of results of Infast and approved at Infast’s annual general meeting on 28 April 2005 and which will be paid on 3 June 2005 to Infast Shareholders on the share register at the close of business on 6 May 2005).

The Offer will extend to any Infast Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code and/or with the consent of the Panel, determine) pursuant to the exercise of options under the Infast Share Option Schemes or otherwise.

The Offer in the United States will be made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

3. Irrevocable undertakings and letter of intent to accept the Offer

The Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer from the Infast Directors in respect of their entire beneficial holdings of Infast Shares and the holdings of those persons connected with them comprising, in aggregate, 2,204,646 Infast Shares, representing approximately 1.93 per cent of the entire existing issued ordinary share capital of Infast. These irrevocable undertakings will lapse only in the event of the Offer lapsing or being withdrawn.

The following table shows the number of Infast Shares in which each of the Infast Directors had an interest on the date of the irrevocable undertaking given by him, and in respect of which an irrevocable undertaking was given:

Name	Number of Infast Shares
D G Titcombe	150,000
R P Sternick	1,592,324
J R Kimber	282,294
M J F Parker	30,000
A G Bruce	100,028
R Seguin	50,000

In addition, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer in respect of holdings comprising, in aggregate, 43,864,164 Infast Shares and representing approximately 38.36 per cent of the entire existing issued ordinary share capital of Infast which will remain binding unless an offer is made or announced by a third party at a level which represents an improvement of 10 per cent or greater in the value of the Offer Price from the following:

Name	Number of Infast Shares
Jonathan Paul Moulton	14,617,277
Platinum Fund Managers Limited	12,509,176
North Atlantic Value LLP	9,277,711
Jupiter Unit Trust Managers Limited	5,445,000
Jupiter Asset Management Limited	2,015,000

In addition, the Offeror and Anixter have received an irrevocable undertaking to procure acceptance of the Offer from UBS Global Asset Management (UK) Limited in respect of 13,962,352 Infast Shares and representing approximately 12.21 per cent of the entire existing issued ordinary share capital of Infast which will remain binding unless an offer is made or announced by a third party at a level which represents an improvement of 5 per cent or greater in the value of the Offer Price.

The Offeror and Anixter have also received a non binding letter of intent to accept the Offer from Societe Generale Asset Management UK Limited in relation to 7,085,000 Infast Shares it manages representing 6.20 per cent of the entire existing issued ordinary share capital of Infast.

In total therefore, the Offeror has received irrevocable undertakings to accept (or procure acceptance of) the Offer and a non binding letter of intent, from Infast Shareholders in respect of 67,116,162 Infast Shares, representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast.

4. Background to and reasons for the Offer

The acquisition of Infast will strategically expand the Anixter Group’s European OEM supply business. Infast’s key strengths include:

•	its focus on inventory management services which are consistent with the offerings of the Anixter Group’s existing OEM supply business;

•	its portfolio of large customers which Anixter believes Infast will be able to better grow and serve with the Anixter Group’s combination of financial strength, global distribution platform, logistics capabilities, product and product application knowledge and business systems;

•	its complementary geographic presence;

•	its extensive product knowledge and technical capabilities; and

•	its experienced and well trained workforce.

The acquisition of Infast will also enable the Anixter Group to leverage further its investment in the OEM supply marketplace with the aim of increasing its return on investment by enabling it to offer the capabilities of the combined companies to the consolidated customer base.

The Anixter Group’s financial strength is highlighted by the fact that the Infast Shares will be acquired using existing cash balances of the Anixter Group. In addition, the Anixter Group has approximately $300 million of unused in-place borrowing facilities.

The Anixter Group intends to bring together the skills and capabilities of the Infast team with the Anixter fastener operations in the US and the UK. When combined with the financial resources of the Anixter Group, the Anixter Directors believe it will be an organisation with the potential to be the preferred fastener and other small components supplier to OEMs, service organisations and government support operations. With the Anixter Group’s existing presence in 45 countries, the Anixter Directors believe the Anixter Group will be well positioned to expand its relationships with multinational customers which the Combined Group will support. The goal of the Anixter Group is to use a combination of its financial strength, global distribution platform, logistics capabilities, product and product application knowledge, and business systems to provide its and Infast’s customers with the opportunity to streamline their supplier base and reduce their total cost of procuring, owning and deploying small parts to their production lines. The Anixter Directors also believe that a goal in the acquisition of Infast should be the facilitation of the growth and success of Infast’s business and its employees.

Over time, the Anixter Directors expect the earnings contribution from the combined business to grow and expect the acquisition of Infast to be immediately accretive to earnings.

Please note that the above statement should not be interpreted to mean that earnings per share for Infast or the Combined Group will necessarily be greater than those for the relevant preceding financial period.

5. Information on Anixter

The Anixter Group is a leader in the provision of advance inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. The Anixter Group’s comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of the Anixter Group and customer information systems and the maintenance of dedicated distribution facilities.

Through a combination of its service capabilities and a portfolio of products from industry leading manufacturers, the Anixter Group is a leading global distributor of data, voice, video and security network communication products as well as fasteners and other small components which are incorporated into a wide variety of end use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, many of which are specialised or highly engineered for particular applications.

Since September 2002, the Anixter Group has acquired the assets or shares of three companies engaged in the supply of fasteners and other small components to OEM’s including just-in-time and direct line feed programs, which businesses, together with the Anixter Group’s existing operations in these categories, are projected to account for over $475 million in 2005 revenues. During this time, the Anixter Group has developed its position in the market place and the Anixter Directors believe that the Anixter Group’s ability to provide quality products along with reliable supply chain services has positioned the Anixter Group well with the large multi-location and multi-national customers it serves. The Anixter Directors believe that the Anixter Group’s geographic presence, financial strength and focus on service give it the ability to capitalise on the opportunities in the market place.

Founded in 1957, Anixter is listed and traded on the New York Stock Exchange with a market capitalisation at 24 May 2005 (the last practicable date prior to the publication of this announcement) of approximately $1,386 million. For the year ended 31 December 2004, Anixter net sales were $3,275.2 million and operating income (earnings before interest and taxes) was $138 million. Total assets as at 1 April 2005 were $1,838.1 million.

The Anixter Group serves over 90,000 customers with 275,000 products from nearly 3,500 manufacturers. The Anixter Group currently has $600 million of inventory available for delivery and supports and services its customers from 169 warehouses with approximately 4.6 million square feet of space. The Anixter Group consists of 5,600 employees, based in 45 countries and processes more than 8,000 customer orders each day.

Financial information in respect of Anixter, for at least the last three financial years, has been publicly filed with or furnished to the SEC and Infast Shareholders may obtain this information via the SEC’s EDGAR filing systems, accessible from the SEC’s website at www.sec.gov

Anixter released its unaudited quarterly report for the three months ended 1 April 2005 on 26 April 2005. This report will be included in the Offer Document and contains details of current trading and prospects of Anixter.

Further information on Anixter can also be found on Anixter’s website at www.anixter.com

6. Information on Infast

Infast is a UK based company, headquartered in Gloucestershire, operating 25 distribution centres in the UK and 6 in the US, employing approximately 900 people and operating through three principal divisions:

•	Premier Automotive, which provides a totally integrated supply chain management service for the automotive and heavy equipment industries;

•	Industrial Division, which provides fasteners and related components to the United Kingdom industrial market; and

•	Infast USA, which is responsible for the North American and Mexican markets.

In its audited financial statements for the year ended 31 December 2004 Infast reported sales and earnings before interest, taxes and exceptional items of £157.1 million and £3.1 million, respectively from the continuing distribution operations which now comprise the Infast business.

Infast Shares are listed on the Official List and traded on the London Stock Exchange. Based on the Closing Price of 23.5 pence per Infast Share on 25 May 2005 (the last Business Day prior to the date of this announcement), Infast had a market capitalisation of approximately £26.87 million.

7. Current trading of Infast

On 28 April 2005, Infast announced that business performance in the first quarter of its current financial year was in line with its expectations and, since then, performance has continued in line with its expectations. The Infast Board remains confident in the prospects of the re-shaped business of the Infast Group.

8. Background to and reasons for recommending the Offer

After a period of uneven financial performance in 2003, the Infast Board commenced a restructuring programme in July 2004 which concluded in an exit from the Infast Group’s manufacturing operations in February 2005. A subsequent focus by Infast on inventory management services was designed to meet the changing needs of the Infast Group’s customers in an increasingly competitive market. The Infast Board believed that this shift in Infast’s business structure was in the best interests of both customers and shareholders and the process has now been successfully completed.

Over the same period, the Infast Board instituted the merger of its “Industrial” and “Direct” operations in the UK to create a stronger, single source service channel to better service the needs of the market while, at the same time, a cost reduction plan in the Infast automotive division was implemented.

Infast’s performance in the first four months of 2005 has been in line with the Infast Board’s expectations and the Infast Directors remain confident in the prospects of the re-shaped Infast Group. However, the global market conditions for Infast’s customers remain challenging and, in order to meet them, consolidation has become an important and growing feature of commercial life in the industry. Against this background, the Offer from Anixter provides an immediate cash return to Infast Shareholders of 34 pence per Infast Share, which represents a premium of 49.5 per cent to the Closing Price of 22.75 pence per Infast Share on 12 April 2005, being the last business day prior to the Initial Announcement. In addition the Infast Board believes a combination with Anixter will present opportunities for the Infast business which it would be unlikely to achieve in the short term as an independent organisation.

The Infast Directors have therefore concluded that the price and certainty offered by the Offer is attractive and accordingly they recommend that Infast Shareholders accept the Offer.

9. Management and employees

The Offeror Board has given assurances to the Infast Directors that, following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all the employees of Infast will be fully safeguarded.

The Infast Directors have agreed to resign from the Infast Board upon the Offer becoming or being declared unconditional in all respects. Certain Infast Directors will continue to provide services to the Combined Group upon the Offer becoming or being declared unconditional in all respects.

10. Inducement fee

Pursuant to a letter dated 25 April 2005 from Infast to Anixter and in consideration of Anixter making preparations for the Offer, it was agreed that an inducement fee would be payable by Infast to Anixter on any of the following events (each a “Payment Event”):

(i)	prior to 26 May 2005, a notification by the Infast Directors or any one of them to Anixter that they are not prepared to recommend that the Infast Shareholders accept the Offer; or

(ii)	prior to 26 May 2005 there is an Independent Competing Offer and that Independent Competing Offer becomes or is declared unconditional in all respects or otherwise completes within twelve months of the date of such Independent Competing Offer; or

(iii)	following the announcement by the Offeror of its firm intention to make the Offer, the Offer lapses or is withdrawn and prior to that there is an Independent Competing Offer and any such Independent Competing Offer becomes wholly unconditional or otherwise completes within 12 months of 26 May 2005; or

(iv)	following the announcement by the Offeror of its firm intention to make the Offer, the board of Infast or any of the Directors of Infast fails to recommend the Offer in the Offer Document or withdraws or materially adversely modifies it or his recommendation.

The amount of the break fee depends on the date of the Payment Event and is subject to a minimum of £64,795 and a maximum of £388,772 (inclusive of any irrecoverable VAT).

11. Infast Share Option Schemes

The Offer will extend to any Infast Shares which are issued or unconditionally allotted fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code, determine being not earlier than the date on which the Offer becomes or is declared wholly unconditional as to acceptances or, if later, the First Closing Date) pursuant to the exercise of options granted under the Infast Share Option Schemes.

To the extent that such options are not exercised and, in the event that the Offer becomes or is declared unconditional in all respects, appropriate proposals will be made to Infast Option Holders in due course. The Offeror intends that such proposals shall take the form of an “exercise and accept” offer, allowing Infast Option Holders under the Infast 1997 Sharesave Scheme with an exercise price which is less than the Offer Price to exercise their options in accordance with their terms and accept the Offer. No such proposals will be made to Infast Option Holders whose options have been granted at an exercise price in excess of the Offer Price or which otherwise remain unexercisable in accordance with their terms.

12. Compulsory acquisition, de-listing and re-registration

If the Offer becomes or is declared unconditional in all respects, it is the intention of the Offeror, assuming it receives acceptances under the Offer in respect of and/or otherwise acquires 90 per cent or more of the Infast Shares to which the Offer relates, to acquire compulsorily any outstanding Infast Shares pursuant to the provisions of sections 428 to 430F (inclusive) of the Act.

Following the Offer becoming or being declared unconditional in all respects and as soon as it is able to do so (subject to any applicable requirements of the UK Listing Authority), the Offeror intends to procure that Infast will apply to the UK Listing Authority for the cancellation of the listing of the Infast Shares on the Official List and to the London Stock Exchange for cancellation of trading of Infast Shares on the London Stock Exchange’s market for listed securities. It is anticipated that cancellation of Infast’s listing and admission to trading will take effect no earlier than 20 Business Days following the Offer becoming or being declared unconditional in all respects. It is also intended that resolutions will be proposed to re-register Infast as a private company. De-listing is likely to reduce significantly the liquidity and marketability of any Infast Shares in respect of which the Offer has not been accepted.

13. Financing

Full acceptance of the Offer (and assuming the exercise of all options capable of exercise in accordance with the performance conditions subject to which they were issued pursuant to the Infast Share Option Schemes) would result in a maximum cash consideration of approximately £39.47 million being payable by the Offeror to Infast Shareholders. The total consideration will be paid out of the existing cash resources of the Offeror.

14 Overseas Shareholders

The availability of the Offer to persons who are not residing in either of the United Kingdom or the United States may be affected by the laws of their relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer will be made for the securities of a non-US company. The Offer will be made in accordance with the requirements of the City Code and will be subject to disclosure and other procedural requirements that are different from those under US law.

The Offer will not be made, directly or indirectly, in or into Australia, Canada, Japan or any jurisdiction where to do so would constitute a breach of securities laws in that jurisdiction and the Offer will not be capable of acceptance from or within Australia, Canada, Japan or any such other jurisdiction. Accordingly, copies of this announcement and the Offer Document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada, Japan or any jurisdiction where to do so would constitute a breach of securities laws in that jurisdiction, and persons receiving this announcement or the Offer Document (including custodians, nominees and trustees) must not mail or otherwise distribute or send it or them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer .

15 US Shareholders

The Offer will be open to Infast Shareholders resident in the United States. The Offer will be made by the Offeror for the securities of a non-US company. The Offer will be made in accordance with the requirements of the Code and will be subject to disclosure and procedural requirements that are different from those under United States law. Any financial statements included or incorporated in this announcement and to be included or incorporated in the Offer Document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

The Offer Document and the accompanying Form of Acceptance will contain important information about the Offer. The Offeror urges Infast Shareholders resident in the United States to read the Offer Document and the Form of Acceptance in their entirety before any decision is made as to the Offer. The Offeror makes no representation as to the adequacy or fairness of the Offer.

The Offer in the United States will be made solely by the Offeror, and neither KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

The Offer Document will not be reviewed by any federal or state securities commission or regulatory authority in the United States, nor will any such commission or authority pass upon the accuracy or adequacy of the Offer Document. Any representation to the contrary is unlawful and may be a criminal offence.

16 Disclosure of interests in Infast

Save for the 67,116,162 Infast Shares in respect of which the Offeror has received irrevocable undertakings and a non binding letter of intent to accept the Offer, neither Anixter nor any of the Anixter Directors nor any Anixter subsidiary, nor, so far as Anixter is aware, any person acting in concert with Anixter for the purposes of the Offer, owns, controls or holds any Infast Shares or any securities convertible or exchangeable into, or rights to subscribe for, purchase or holds any options to purchase any Infast Shares or has entered into any derivative referenced to Infast Shares which remains outstanding.

In view of the requirement for confidentiality, Anixter has not made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Offer.

17. Further information

Your attention is drawn to the further information contained in the Appendices to this announcement.

The Offer Document and Form of Acceptance setting out in full the terms and conditions of the Offer will be dispatched to Infast Shareholders as soon as possible.

Enquiries:

Anixter	Dennis Letham	Tel: +1 224 521 8601

KPMG Corporate Finance	Charles E Cattaneo	Tel: +44 (0) 121 232 3356

Buchanan Communications	Charles Ryland	Tel: +44 (0) 207 466 5000
	James Strong	Tel: +44 (0) 207 466 5000

Infast	Robert Sternick	Tel: +44 (0) 1452 880581
	John Kimber	Tel: +44 (0) 1452 880581

Williams de Broë	Jonathan Gray	Tel: +44 (0) 207 588 7511
	Tim Goodman	Tel: +44 (0) 121 609 9966

The HeadLand Consultancy	Howard Lee	Tel: +44 (0) 20 7036 0369

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the Financial Services Authority for investment business activities, is acting for Anixter and the Offeror as financial adviser in relation to the Offer and is not acting for any other person in relation to the Offer. KPMG Corporate Finance will not be responsible to anyone other than Anixter and the Offeror for providing the protections afforded to its clients or for providing advice in relation to the contents of this announcement or any transaction or arrangement referred to herein.

Williams de Broë, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Infast and for no one else in connection with the Offer and will not be responsible to anyone other than Infast for providing the protections afforded to clients of Williams de Broë or for giving advice in relation to the Offer or any transaction or arrangement referred to herein.

Under the provisions of Rule 8.3 of the City Code any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control relevant securities of Infast, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent or more of any class of securities of Infast is required to disclose, by not later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction, dealings in such securities of that company (or in any option in respect of, or derivative referenced to, any such securities) during the period to the First Closing Date, or, if later the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn.

Under the provisions of Rule 8.1 of the City Code, all dealings in relevant securities of Infast by the Offeror or Infast, or by any of their respective “associates” (within the meaning of the City Code) must also be disclosed. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 20 7638 0129; fax +44 20 7236 7013.

This announcement does not constitute an offer or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely pursuant to the Offer Document and the Form of Acceptance accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.

The full text of the conditions and certain further terms of the Offer set out in Appendix I to this announcement form part of and should be read in conjunction with this announcement.

Appendix II to this announcement provides details of additional information regarding the Offer including the basis of calculations and sources of certain information included in this announcement.,

Appendix III to this announcement contains definitions of the terms used in this announcement.

The availability of the Offer to Infast Shareholders who are not resident in United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be set out in the Offer Document.

The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly from or within Canada, Australia, Japan or any such jurisdiction.

The Offer in the United States will be made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

This announcement may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act relating to the Offer, Anixter and Infast that are subject to risks and uncertainties, including those pertaining to the anticipated benefits to be realised from the proposed acquisition of Infast. The statements can be identified by the use of forward-looking terminology such as “believe,” “expects,” “prospects,” “estimated,” “should,” “may” or the negative thereof or other variations thereon or comparable terminology indicating Anixter’s expectations or beliefs concerning future events. Anixter cautions that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, a number of which are identified in this announcement. Other factors could also cause actual results to differ materially from expected results included in these statements. These factors include changes in supplier relationships, foreign political, economic and currency risks, risks associated with inventory, commodity price fluctuations and risks associated with the integration of recently acquired companies

The members of the Anixter Offer Committee accept responsibility for the information contained in this announcement apart from the information in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act) for which the Infast Directors accept responsibility. Subject as aforesaid, to the best of the knowledge and belief of the members of the Anixter Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Offeror Directors, accept responsibility for the information contained in this announcement relating to the Offeror, the Offeror Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Offeror Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Infast Directors accept responsibility for the information contained in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Infast Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of Section 346 of the Act) for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

PART A: Conditions of the Offer

The Offer will be subject to the following conditions:

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 1.00 p.m. (London time) on the First Closing Date (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or subject to the rules of the Code, decide) in respect of not less than 90 per cent (or such lesser percentage as the Offeror may decide) in nominal value of the Infast Shares to which the Offer relates, provided that this condition will not be satisfied unless Anixter and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Infast Shares carrying, in aggregate, more than 50 per cent of the voting rights then normally exercisable at a general meeting of Infast, and for this purpose:

(i)	Infast Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon being entered in the register of members of Infast; and

(ii)	the expression “Infast Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F inclusive of the Companies Act;

(b)	(i)	the Office of Fair Trading not having indicated prior to the date when the Offer would otherwise have become unconditional in all respects that it intends to refer the Offer or the Acquisition or any part thereof or any matter arising therefrom or relating thereto to the Competition Commission under Sections 22 or 33 of the Enterprise Act 2002;

(ii)	all necessary filings having been made and all necessary approvals having been obtained, from all relevant authorities of the Member States (for the purposes of this Appendix I being the member states of the European Union) and/or parties to the European Economic Agreement and all applicable waiting periods under any relevant national merger statute, legislation, regulation, decision or order of the Member States and/or parties to the European Economic Agreement having expired, lapsed or been terminated as appropriate, and all necessary statutory or regulatory obligations in the Member States and/or parties to the European Economic Agreement having been complied with, in each case in respect of the Offer or the Acquisition;

(c)	no central bank, government, government department or governmental, quasi-governmental, supranational, municipal, statutory, tax, regulatory or investigative body, authority (including any national anti-trust, competition or merger control authorities) or any court, trade agency, association, institution or professional or environmental body (each a “Relevant Authority”) having instituted or implemented any action, proceedings, suit, investigation, reference or enquiry, or made, proposed or enacted any statute, regulation or order and there not continuing to be outstanding any statute, legislation, regulation, decision or order thereof, which would or might reasonably be expected to:

(i)	make the Offer or its implementation or the Acquisition void, unenforceable, prohibited and/or illegal under the laws of any relevant jurisdiction or restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere with the Offer or its implementation or the Acquisition in any such case to a material extent;

(ii)	require, prevent or delay the divestiture, or alter the terms of any proposed divestiture, by any member of the Wider Anixter Group or the Wider Infast Group of all or any part of their respective businesses, assets or property or impose any limitation on the ability of any member of the Wider Anixter Group or the Wider Infast Group to conduct any of their respective businesses or own or dispose of any of their respective assets or property or any part thereof in each case the result of which would have a material adverse effect on the Wider Anixter Group or the Wider Infast Group, as the case may be, taken as a whole;

(iii)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Anixter Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or loans or securities convertible into shares in any member of the Wider Infast Group or to exercise management control over any member of the Wider Infast Group;

(iv)	require any member of the Wider Anixter Group or the Wider Infast Group to acquire or offer to acquire any shares or other securities (or their equivalent) or any interest in any member of the Wider Infast Group owned by any third party (other than in implementation of the Offer or pursuant to Rule 9 of the Code) or to sell or offer to sell any shares or other securities (or their equivalent) in the Wider Anixter Group or the Wider Infast Group;

(v)	result in any member of the Wider Anixter Group or the Wider Infast Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses in each case on the same basis and terms as at present apply where such name or use is material to the business of the Wider Anixter Group or the Wider Infast Group taken as a whole;

and all applicable waiting periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, reference or enquiry or otherwise intervene under the laws of any relevant jurisdiction in respect of the Offer or in connection with the Acquisition having expired, lapsed or been terminated;

(d)	Except as Disclosed there being no provision of any arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation to which any member of the Wider Infast Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject and which, in consequence of the Offer or the Acquisition would or might reasonably be expected to, in each case to an extent which is material in the context of the Wider Infast Group, taken as a whole result in:

(i)	any monies borrowed by, or other indebtedness (actual or contingent) of, any such member being or becoming repayable or capable of being declared repayable immediately or prior to their or its stated maturity or repayment dates or the ability of any such member to borrow monies or to incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)	any such arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified;

(iii)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)	the rights, liabilities, obligations or interests of any such member under any such arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation being terminated or modified;

(v)	any assets or interest of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in any such case, other than in the ordinary course of business;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses, in each case on the same basis and terms as at present apply; or

(vii)	the value or business, assets, financial or trading position, profits of any such member being prejudiced or adversely affected;

(e)	except as Disclosed, no member of the Wider Infast Group having since 31 December 2004:

(i)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for options granted, and for any Infast Shares allotted upon exercise of options granted, under the Infast Share Schemes or between Infast and wholly-owned members of the Infast Group before 26 May 2005);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue in respect of shares, dividend or other distribution, whether payable in cash or otherwise, other than lawfully paid or made to another wholly-owned member of the Infast Group other than the final dividend of 0.6 pence per Infast Share payable on 3 June 2005;

(iii)	acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material asset or any right, title or interest in any material asset (including shares and trade investments) or proposed or announced any intention to do so;

(iv)	(save for intra-Infast Group transactions and other than in the ordinary course of business) implemented, effected, authorised, proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings that is material in the context of the Infast Group taken as a whole or any change in its share or loan capital;

(v)	issued, authorised or proposed or announced an intention to propose the issue of any debentures or otherwise than in the ordinary course of business become subject to any contingent liability or incurred or increased any indebtedness or contingent liability which is material in the context of the Infast Group as a whole;

(vi)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities;

(vii)	entered into or varied or become bound by or announced its intention to enter into or vary, or become bound by any contract, commitment, arrangement or transaction (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business which is of a long-term or unusual nature or magnitude or which involves an obligation of such a nature or magnitude in each case which is material in the context of the Wider Infast Group, taken as a whole;

(viii)	waived or compromised or settled any material claim otherwise than in the ordinary course of business;

(ix)	taken any corporate action or had any order made or legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of any receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or any analogous proceedings or similar event having occurred in any jurisdiction or any analogous person having been appointed in any jurisdiction;

(x)	entered into or made an offer (which remains open for acceptance) to enter into, or materially changed the terms of, any agreement, contract, commitment or arrangement with any of the directors of Infast;

(xi)	made or agreed or consented to any material change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual of or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

(xii)	been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in a manner which has a material adverse effect on the Wider Infast Group taken as a whole;

(xiii)	(save as disclosed on publicly available registers) made any alteration to its memorandum or articles of association; or

(xiv)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Infast Group and any other person in a manner which would have a material adverse effect on the financial position of the Wider Infast Group taken as a whole;

(f)	since 31 December 2004, except as Disclosed:

(i)	there having been no adverse change or deterioration in the business, assets, financial or trading position, profits of any member of the Wider Infast Group which in any such case is material in the context of the Wider Infast Group, taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted or announced by or against or remaining outstanding against or in respect of any member of the Wider Infast Group which in any such case might be likely materially and adversely to affect the Wider Infast Group, taken as a whole;

(iii)	there having been no inquiry or investigation by or complaint or reference to any Relevant Authority or other investigative body in respect of any member of the Wider Infast Group and no such inquiry, investigation, complaint or reference having been announced or instituted or remaining outstanding which in any such case might be likely materially and adversely to affect the Wider Infast Group, taken as a whole; or

(iv)	no steps having been taken which will result in the withdrawal, cancellation, termination or adverse modification of any licence held by any member of the Wider Infast Group which is material in the context of the Wider Infast Group, taken as a whole;

(g)	the Offeror not having discovered that save as Disclosed any financial or business information concerning any member of the Wider Infast Group publicly disclosed at any time by or on behalf of any member of the Infast Group is misleading, contains a misrepresentation of fact, or omits to state a fact necessary to make that information not misleading which has not, prior to 26 May 2005, been corrected by public announcement through a Regulatory Information Service or that any member of the Wider Infast Group or any partnership in which any member of the Wider Infast Group has a substantial interest has any liability (contingent or otherwise) that has not been so publicly announced in each case to an extent that is material in the context of the Wider Infast Group, taken as a whole;

(h)	the Offeror not having discovered that, except as Disclosed:

(i)	any past or present member of the Wider Infast Group has not complied with all applicable legislation, directives, regulations, common laws, notices, orders, circulars or guidance notes of any applicable jurisdiction with regard to the use, presence, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance capable of causing harm or damage to the environment, man, flora or fauna, which non-compliance has given rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Infast Group which liability is material in the context of the Wider Infast Group taken as a whole; or

(ii)	there has been any use, presence, treatment, handling, storage, transport, disposal, discharge, spillage, emission or leak of any waste or hazardous substance or any substance capable of causing harm or damage to the environment, man, flora or fauna, from any land, water or other asset owned, occupied or controlled by any member of the Wider Infast Group, which has given rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Infast Group which liability is material in the context of the Wider Infast Group taken as a whole.

For the purposes of these conditions, “the Wider Infast Group” means Infast and its subsidiary undertakings, associated undertakings and any other undertakings in which Infast and/or such undertakings (aggregating their interests) have a substantial interest and “the Wider Anixter Group” means Anixter and its subsidiary undertakings, associated undertakings and any other undertakings in which Anixter and/or such undertakings (aggregating their interests) have a substantial interest and, for these purposes, “substantial interest” means a direct or indirect interest in 30 per cent. or more of the equity or voting capital of an undertaking and “Disclosed” shall mean fairly disclosed in any of the documents, papers or information made available to the Offeror, any member of the wider Offeror Group or any of the Offeror’s financial or legal adviser by Infast and its financial and legal advisers prior to 26 May 2005; or (ii) disclosed by being publicly announced through a Regulatory Information Service prior to 26 May 2005; or (iii)

disclosed in the annual report and accounts of Infast for the year ended 31 December 2004.

The Offeror reserves the right to waive, in whole or in part, all or any of the conditions other than condition (a).

The Offeror shall be under no obligation to waive or treat as satisfied any of conditions (b) to (h) inclusive by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that such condition or the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of satisfaction. If the Offeror is required by the Panel to make an offer for Infast Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to the above conditions, including condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse unless all of the conditions set out above (other than condition (a)) are satisfied or (if capable of waiver) waived or, where appropriate, determined by the Offeror in its opinion to be or to remain satisfied, by midnight on the later of the twenty first day after the First Closing Date and the date which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as the Offeror may, with the consent of the Panel, decide.

The Offer will lapse if, before 1.00 p.m. (London time) on the later of the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, the Secretary of State for Trade and Industry announces a reference of the Offer or Acquisition to the Competition Commission.

If the Offer so lapses, the Offer will cease to be capable of further acceptance and the Offeror and accepting Infast Shareholders shall then cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

PART B: Certain further terms of the Offer

The Offer will be made on the terms and will be subject to the conditions which are set out in this Appendix I, those terms which will be set out in the Offer Document and (in respect of Infast Shares held in certificated form) the Form of Acceptance and such further terms as may be required to comply with the provisions of the City Code. This announcement does not constitute an offer or invitation to purchase any securities.

The Infast Shares will be acquired by or on behalf of the Offeror fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 26 May 2005 (other than the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 which was announced on 3 March 2005 in the preliminary statement of results of Infast and approved at Infast’s annual general meeting on 28 April 2005 and which will be paid on 3 June 2005 to Infast Shareholders on the share register at the close of business on 6 May 2005).

The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail,

telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly from or within Canada, Australia, Japan or any such jurisdiction.

Accordingly, copies of this announcement and any other documents related to the Offer will not be, and must not be, mailed or otherwise distributed or sent in or into or from Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and persons receiving this announcement, or such other documents (including, without limitation, custodians, nominees and trustees) must not distribute or send them in, or into or from any such jurisdiction.

APPENDIX II

SOURCES AND BASES

(a)	The value placed by the Offer on the existing issued ordinary share capital of Infast has been calculated using 114,344,983 Infast Shares in issue on the close of business on 25 May 2005 (being the latest practicable date prior to the publication of this announcement) and therefore excludes any Infast Shares which may fall to be issued on exercise of outstanding options granted under the Infast Share Option Schemes.

(b)	The market capitalisation of Anixter set out in section 5 of this announcement has been calculated using 37,771,730 shares in issue on the close of business on 24 May 2005 at the closing price of these shares as quoted on the New York Stock Exchange of $36.69 on the same date (being the latest practicable date prior to the publication of this announcement).

(c)	The average Closing Prices for Infast used in this announcement of 21.38 pence and 20.45 pence are derived from Datastream .

(d)	This announcement contains financial information shown in pounds sterling and US dollars. In order to compare financial information the following exchange rates should be used:

US$1	£ 0.5469
£ 1	US$1.8285

being the exchange rates extracted from The Financial Times published on 25 May 2005 (being the latest practicable date prior to the publication of this announcement).

APPENDIX III

DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise:

“Acquisition”	the proposed acquisition by the Offeror of Infast or any Infast Shares under the terms of the Offer

“Act” or “Companies Act”	the Companies Act 1985 (as amended)

“Anixter”	Anixter International Inc.

“Anixter Directors” or “Anixter Board” or “Board of Anixter”	the directors of Anixter

“Anixter Group”	Anixter and its subsidiary undertakings and, where the context requires, any of them

“Anixter Offer Committee” or “Offer Committee”	the officers and directors of Anixter who were appointed by the Board of Anixter to serve on the Offer Committee and who are Robert W Grubbs, Samuel Zell, Dennis Letham and John Dul

“Australia”	the Commonwealth of Australia, its states, territories and possessions

“Business Day”	a day, not being a Saturday, Sunday or public holiday on which banks in the City of London are typically open for business

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-divisions thereof

“Capita Registrars”	Capita Registrars, a trading division of Capita IRG Plc

“City Code” or “Code”	the City Code on Takeover and Mergers

“Closing Price”	the middle-market quotation of an Infast Share at the close of business on a particular trading day, as derived from the Daily Official List published for that day

“Combined Group”	the Anixter Group following the completion of the acquisition of Infast

“Daily Official List “	the Daily Official List of the London Stock Exchange

“$” or “Dollars”	US dollars, the lawful currency of the United States

“Exchange Act” or “Securities Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“First Closing Date”	the first closing date of the Offer

“Form of Acceptance”	the form of acceptance and authority relating to the Offer

“FSMA”	the Financial Services and Markets Act 2000

“Independent Competing Offer”	the announcement in accordance with Rule 2.5 of the City Code of any offer (as defined in the City Code) for, or scheme of arrangement of, the Company or any proposal which would result in a change of control (as defined in the City Code) of the Company in each case at or above the value of the Offer by any person or persons who are not acting in concert (as defined in the City Code) with Anixter; or (b) any sale, merger, business combination, de-merger or liquidation or similar transaction or arrangement in respect of the whole or a material (assets representing more than 50% of turnover) part of the business of the Infast Group or any acquisition of another company or business material (that is, representing a value of more than 50% of the Infast Group’s turnover) in the context of Infast as a whole with or from any person or persons who are not acting in concert (as defined in the City Code) with Anixter

“Infast” or “Company”	Infast Group plc

“Infast Directors” or “Infast Board” or “Board of Infast”	the directors of Infast

“Infast Group”	Infast and its subsidiary undertakings and where the context requires, any of them

“Infast Option Holders”	holders of Infast Options

“Infast Options”	options granted under the Infast Share Option Schemes

“Infast Shareholders”	holders of Infast Shares

“Infast Shares”	the existing issued or unconditionally allotted and fully paid ordinary shares of 20 pence each in Infast (other than any shares which are Treasury Shares) and (except where the context otherwise requires) any further such shares which are subsequently unconditionally allotted or issued during the period ending on the date and at the time upon which the Offer ceases to be open for acceptance or such earlier date and time as the Offeror may, subject to the City Code, decide

“Infast Share Option Schemes”	Infast Group plc 1996 (No.1) Executive Share Option Scheme, the Infast Group plc 1996 (No.2) Executive Share Option Scheme and the Infast 1997 Sharesave Scheme

“Initial Announcement”	the announcement made by Infast to a Regulatory Information Service on 13 April 2005 in which the Board of Infast announced that it was in discussions that may or may not lead to an offer for the entire issued ordinary share capital of the Company.

“Japan”	Japan, its cities and prefectures, territories and possessions

“Listing Rules”	the listing rules made by the UK Listing Authority under section 74 of the FSMA

“London Stock Exchange”	London Stock Exchange plc

“OEM”	original equipment manufacturer

“Offer”	the recommended cash offer to be made by and on behalf of the Offeror to purchase all of the Infast Shares at a price of 34 pence per Infast Share on the terms and subject to the conditions set out in this announcement and to be set out in the Offer Document and Form of Acceptance including where the content so requires, any subsequent revision, variation, extension or renewal of such offer

“Offer Document”	the document containing the terms and conditions of the Offer to be sent to Infast Shareholders

“Offer Price”	34 pence per Infast Share

“Offeror”	Eagerport Limited, a wholly owned indirect subsidiary of Anixter

“Offeror Directors” or “Offeror Board”	the directors of the Offeror,

“Official List”	the Official List of the UK Listing Authority

“Panel”	the Panel on Takeovers and Mergers

“Regulatory Information Service”	any of the services set out in schedule 12 of the Listing Rules from time to time

“SEC”	the United States Securities and Exchange Commission

“Securities Act” or “US Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

"£” or “Sterling”	pounds sterling, the lawful currency of the United Kingdom

“Treasury Shares”	the ordinary shares of 20 pence each in the capital of Infast which are, for the time being, held by Infast as treasury shares (within the meaning of Section 162A of the Act)

“UK Listing Authority”	the Financial Services Authority acting in its capacity as a competent authority for the purposes of Part VI of the FSMA

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“US” or “United States”	the United States of America, including the states of the United States and the District of Columbia, its territories and possessions and all areas subject to its jurisdiction

“Williams de Broë”	Williams de Broë Plc

All times referred to are London time unless otherwise stated.

In this announcement all references to statutes or other forms of legislation shall, unless otherwise stated, be to statutes or forms of legislation of the United Kingdom.

The terms “subsidiary” and “subsidiary undertaking” as used in these definitions shall have the meanings given by the Act.